UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On May 24, 2017, Mylan N.V. (the “Company”) completed its offering of €500,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2020 (the “Notes”) to be issued pursuant to the indenture dated May 24, 2017 (the “Indenture”), among the Company, Mylan Inc., as a guarantor (the “Guarantor”), and Citibank, N.A., London Branch, as trustee, paying agent, transfer agent, registrar and calculation agent.

The Notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States pursuant to Regulation S under the Securities Act.

The Notes are the Company’s senior unsecured indebtedness and are guaranteed on a senior unsecured basis by the Guarantor. In addition, if a subsidiary of the Company becomes a guarantor or an obligor in respect of certain indebtedness, such subsidiary will guarantee the Notes on the terms and subject to the conditions in the Indenture.

The Notes bear interest at a rate per annum, reset quarterly, equal to the sum of (i) three-month EURIBOR (as defined in the Indenture) plus (ii) 0.50%, as determined by the calculation agent for the Notes pursuant to the Indenture; provided, however, that the minimum interest rate for the Notes is zero. Interest on the Notes is payable quarterly in arrears on each February 24, May 24, August 24 and November 24, commencing on August 24, 2017. The Notes will mature on May 24, 2020. The Notes cannot be redeemed at the option of the Company.

If the Company experiences certain change of control events with respect to the Notes, it must offer to purchase all of the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of certain of its subsidiaries to enter into sale and leaseback transactions; create liens; and consolidate, merge or sell all or substantially all of the Company’s assets. The Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. These covenants and events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture. If an event of default with respect to the Notes occurs under the Indenture, the principal amount of all of the Notes then outstanding, plus accrued and unpaid interest, if any, to the date of acceleration, may become immediately due and payable.

The Company has used the net proceeds from this offering to repay, prepay, redeem or otherwise refinance the Company’s Term Credit Agreement, dated as of November 22, 2016, among the Company, as borrower, Mylan Inc., as guarantor, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (the “Refinancing”), and to pay fees and expenses associated with the Refinancing.

The initial purchasers of the Notes have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for the Company, for which they received or will receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Indenture is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

To the extent that the Indenture included or incorporated by reference as an exhibit to this Current Report on Form 8-K contains representations and warranties by the Company, those representations and warranties were made solely for the benefit of the other parties to the Indenture and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the Company if those statements prove to be inaccurate; (ii) may have been qualified in the Indenture by disclosures that were made to the other parties in connection with the negotiation of the Indenture; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Indenture or such other date or dates as may be specified in the Indenture.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Exhibit Number	Description

4.1	Indenture, dated as of May 24, 2017, among Mylan N.V., as issuer, Mylan Inc., as guarantor, and Citibank, N.A., London Branch, as trustee, paying agent, transfer agent, registrar and calculation agent.

4.2	Form of Floating Rate Senior Notes due 2020 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: May 31, 2017	By:	/s/ Kenneth S. Parks
Kenneth S. Parks
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

4.1	Indenture, dated as of May 24, 2017, among Mylan N.V., as issuer, Mylan Inc., as guarantor, and Citibank, N.A., London Branch, as trustee, paying agent, transfer agent, registrar and calculation agent.

4.2	Form of Floating Rate Senior Notes due 2020 (included in Exhibit 4.1).